                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                 FOR THE THREE MONTHS ENDED      FOR THE NINE MONTHS ENDED
                                                -----------------------------   -----------------------------
                                                   MAY 31,          MAY 31,        MAY 31,          MAY 31,
                                                    2000            1999           2000             1999
                                                ------------    ------------    ------------    ------------
BASIC & DILUTED EARNINGS PER SHARE:
   Income (Loss) from Continuing Operations$    $   (694,231)   $   (860,185)   $    359,273    $   (579,359)
   Less Preferred Stock Dividends                    (81,394)        (87,500)       (241,529)       (262,500)
                                                ------------    ------------    ------------    ------------

     Income (Loss) from Continuing Operations
        Available to Common Stockholders            (775,625)       (947,685)        117,744        (841,859)
        Income (Loss) from Discontinued
         Operations, net of income taxes                  --        (118,725)        (20,526)       (193,958)
        Gain on Disposal of Discontinued
         Operations, net of income taxes                  --              --          35,777              --
                                                ------------    ------------    ------------    ------------
    Net Income (Loss) Available to
    Common Stockholders                         $   (775,625)   $ (1,066,410)   $    132,995    $ (1,035,817)
                                                ------------    ------------    ------------    ------------




    Weighted Average Shares Outstanding           12,442,712      11,976,055      12,306,284      11,976,055




         Per Share Detail:
                Income (Loss): Continuing
                  Operations                    $       (.06)   $       (.08)   $        .01    $       (.07)
                Income (Loss): Discontinued
                  Operations                              --            (.01)              *            (.02)
                Gain (Loss) on Disposal of
                  Discontinued Operations                 --              --               *              --
                                                ------------    ------------    ------------    ------------
   BASIC & DILUTED EPS-Total                    $       (.06)   $       (.09)   $        .01    $       (.09)
                                                ============    ============    ============    ============

*LESS THEN $.01 PER SHARE

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